Registration Statement No. 333-197910

Registration Statement No. 333-188730

Registration Statement No. 333-177850

Registration Statement No. 333-174451

Registration Statement No. 333-170317

Registration Statement No. 333-156105

Registration Statement No. 333-154312

Registration Statement No. 333-153586

As filed with the Securities and Exchange Commission on April 22, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197910

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188730

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-177850

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174451

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-170317

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-156105

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-154312

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-153586

UNDER

THE SECURITIES ACT OF 1933

Warner Bros. Discovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2333914
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

230 Park Avenue South New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

Warner Bros. Discovery, Inc. 2013 Incentive Plan

Warner Bros. Discovery, Inc. 2011 Employee Stock Purchase Plan

Warner Bros. Discovery, Inc. 2011 International Employee Stock Purchase Plan

Warner Bros. Discovery, Inc. 2005 Non-Employee Director Incentive Plan

Discovery Holding Company Transitional Stock Adjustment Plan

Discovery Communications, Inc. 2005 Incentive Plan

(Full Title of the Plans)

Gunnar Wiedenfels

Chief Financial Officer

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

(Name and Address of Agent for Service)

212-548-5555

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On April 8, 2022 (the “Closing Date”), Warner Bros. Discovery, Inc. (“WBD” or the “Company”), formerly known as Discovery, Inc. (“Discovery”), and AT&T Inc. (“AT&T”) completed the previously disclosed transactions contemplated by (1) that certain Agreement and Plan of Merger, dated as of May 17, 2021 (as amended, the “Merger Agreement”), by and among Discovery, Drake Subsidiary, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Discovery (“Merger Sub”), AT&T and Magallanes, Inc., a Delaware corporation and formerly a wholly owned subsidiary of AT&T (“Spinco”), (2) that certain Separation and Distribution Agreement, dated as of May 17, 2021 (as amended, the “Separation Agreement”), by and among Discovery, AT&T and Spinco, and (3) certain other agreements in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Specifically, (1) AT&T transferred the business, operations and activities that constitute the WarnerMedia segment of AT&T, subject to certain exceptions as set forth in the Separation Agreement, to Spinco (the “Separation”), (2) thereafter, on the Closing Date, AT&T distributed to its stockholders all of the shares of common stock, par value $0.01 per share, of Spinco (“Spinco common stock”) held by AT&T by way of a pro rata dividend such that each holder of shares of common stock, par value $1.00 per share, of AT&T (“AT&T common stock”) was entitled to receive one share of Spinco common stock for each share of AT&T common stock held as of the record date, April 5, 2022 (the “Distribution”), and (3) following the Distribution, Merger Sub merged with and into Spinco, with Spinco surviving as a wholly owned subsidiary of the Company (the “Merger” and together with the Separation and the Distribution, the “Transactions”). Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Spinco common stock on the Closing Date was automatically converted into the right to receive 0.241917 shares of Series A common stock, par value $0.01 per share, of WBD (“WBD common stock”).

In connection with the completion of the Transactions, on the Closing Date and prior to the effective time of the Merger, the Company amended and restated its restated certificate of incorporation, to, among other things, (1) change its name to Warner Bros. Discovery, Inc. and (2) automatically reclassify and convert each share of Discovery’s Series A common stock, par value $0.01 per share (“Discovery Series A common stock”), Discovery’s Series B common stock, par value $0.01 per share, Discovery’s Series C common stock, par value $0.01 per share (“Discovery Series C common stock”), Discovery’s Series A-1 convertible participating preferred stock, par value $0.01 per share, and Discovery’s Series C-1 convertible participating preferred stock, par value $0.01 per share, into such number of shares of WBD common stock as set forth in the Merger Agreement.

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by the Company, remove from registration any and all shares of Discovery Series A common stock and Discovery Series C common stock remaining unsold and any other securities issuable by the Company under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of WBD common stock offered under certain employee benefit and equity plans and agreements:

•

Registration Statement on Form S-8 (No. 333-153586), filed with the Commission on September 19, 2008, pertaining to the registration of 42,000,000 shares of Discovery Series A common stock, relating to the Discovery Communications, Inc. 2005 Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-154312), filed with the Commission on October 15, 2008, pertaining to the registration of 5,000,000 shares of Discovery Series A common stock, relating to the Warner Bros. Discovery, Inc. 2005 Non-Employee Director Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-156105), filed with the Commission on December 12, 2008, pertaining to the registration of 1,548,644 shares of Discovery Series A common stock and 1,548,644 shares of Discovery Series C common stock, each relating to the Discovery Holding Company Transitional Stock Adjustment Plan.

•

Registration Statement on Form S-8 (No. 333-170317), filed with the Commission on November 3, 2010, pertaining to the registration of 40,570 shares of Discovery Series C common stock, relating to the Warner Bros Discovery, Inc. 2005 Non-Employee Director Plan.

•

Registration Statement on Form S-8 (No. 333-174451), filed with the Commission on May 24, 2011, pertaining to the registration of 5,000,000 shares of Discovery Series A common stock, relating to the Warner Bros. Discovery, Inc. 2011 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-177850), filed with the Commission on November 9, 2011, pertaining to the registration of 1,500,000 shares of Discovery Series A common stock, relating to the Warner Bros. Discovery, Inc. 2011 International Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-188730), filed with the Commission on May 21, 2013, pertaining to the registration of 40,000,000 shares of Discovery Series A common stock, relating to the Warner Bros. Discovery, Inc. 2013 Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-197910), filed with the Commission on August 6, 2014, pertaining to the registration of (x) (i) 31,113,542 shares of Discovery Series A common stock and (ii) 7,921,791 shares of Discovery Series C common stock, each relating to the Warner Bros. Discovery, Inc. 2013 Incentive Plan, (y) (i) 4,506,240 shares of Discovery Series A common stock and (ii) 340,041 shares of Discovery Series C common stock, each relating to the Warner Bros. Discovery, Inc. 2005 Non-Employee Director Plan, and (z) 10,261,022 shares of Discovery Series C common stock relating to the Discovery Communications, Inc. 2005 Incentive Plan.

The Company has terminated all offerings of securities pursuant to the Registration Statements. The Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 22, 2022.

Warner Bros. Discovery, Inc.

By:	/s/ Gunnar Wiedenfels
Name: Gunnar Wiedenfels
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.